EXHIBIT 2.4.3

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This Second Amendment to the Agreement and Plan of Reorganization, dated as of October 20, 2005 (the “Amendment”) is entered into by and among DPAC Technologies Corp., a California corporation (“DPAC”), DPAC Acquisition Sub, Inc., an Ohio corporation (“DPAC Sub”), and QuaTech, Inc., an Ohio corporation (“QuaTech”).

RECITALS

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization, dated April 26, 2005 (the “Original Agreement”), whereby DPAC, DPAC Sub and QuaTech agreed to engage in a business combination transaction following which QuaTech will become a wholly-owned subsidiary of DPAC (the “Transaction”);

WHEREAS, the parties entered into that certain First Amendment to Agreement and Plan of Merger (the “First Amendment”) on August 5, 2005, thereby amending certain provisions of the Original Agreement (such Original Agreement, as amended by the First Amendment being referred to hereinafter as the “Merger Agreement”);

WHEREAS, since the signing of the Merger Agreement, the circumstances of each of DPAC and QuaTech have changed, such that certain closing conditions to the Transaction and certain economic terms are no longer feasible or applicable;

WHEREAS, QuaTech has commitments from financial institutions (“Commitment Letters”) to obtain approximately $3,100,000 for general corporate purposes, the funding of which shall occur prior to the Effective Date (the “QuaTech Refinancing”);

WHEREAS, in light of the changed circumstances, each party is not willing to proceed with the Transaction unless certain amendments are made.

WHEREAS, as a result of the foregoing changed circumstances and in consideration for this Amendment, Development Capital Ventures, LP (“DCV”), an affiliate of QuaTech, DPAC and QuaTech have agreed to amend (the “License Amendment”) the License Agreement dated August 5, 2005;

WHEREAS, the parties desire to amend the Merger Agreement to reflect the foregoing; and

WHEREAS, the Board of Directors of each of DPAC, DPAC Sub and QuaTech believe that as of the date hereof it is in the best interests of each of their respective companies to proceed with the Transaction, as set forth in the Merger Agreement as amended hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Exchange Rates. Sections 1.6(a) and (b) of the Merger Agreement are amended and restated in their entirety to read as follows:

“(a) Conversion of QuaTech Common Stock. At the Effective Time, all shares of QuaTech common stock, par value $0.00001 per share (“QuaTech Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of QuaTech Common Stock to be canceled pursuant to

Section 1.6(c), shall be canceled and extinguished, and all of the shares of QuaTech Common Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, at a rate, subject to adjustment, of one whole share of DPAC Common Stock in exchange for each 0.021780444 of one whole share of QuaTech Common Stock (the “Common Exchange Rate”), without payment for any lesser fractions, and all such lesser fractions of one whole shares of QuaTech Common Stock shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. At the Closing, QuaTech shall deliver to DPAC a certified list showing the name and address of each record holder of QuaTech Common Stock and the exact number of shares held by each such holder (the “QuaTech Common Shareholder List”). For avoidance of doubt, the Common Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.

(b) Conversion of QuaTech Preferred Stock. At the Effective Time all shares of QuaTech 9% Series A Convertible Preferred Stock, par value $0.00001 per share (“QuaTech Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and each share of QuaTech Preferred Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock at a rate, subject to adjustment, of one whole share of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, in exchange for each 0.021780444 of one whole share (subject to adjustment as provided below) of QuaTech Preferred Stock (the “Preferred Exchange Rate”), without payment for any lesser fractions of one whole share of QuaTech Preferred Stock, and all such lesser fractions shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. For avoidance of doubt, the Preferred Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.”

2. Minimum Credit Facility. Section 5 of the First Amendment is deleted in its entirety and replaced with the following:

“Section 6.1(f) of the Merger Agreement is deleted in its entirety; provided, however, that it remains a condition to QuaTech’s obligation to close that DPAC have no outstanding bank or other similar debt owed to any financial institution other than the DCV Bridge Loan and further is a condition to QuaTech’s and DPAC’s respective obligations to close the Merger that the QuaTech Refinancing (as defined in this Amendment) have occurred on terms consistent with the Commitment Letters and satisfactory to QuaTech. The repayment of the QuaTech Note held by HillStreet will not be a condition precedent to the Closing.”

3. Section 6.3(i) of the Merger Agreement (which was added by Section 9 of the First Amendment) is amended and restated in its entirety as follows:

“(i) QuaTech shall have elected to exercise its Prepayment Option and shall have deposited the Prepayment Amount (each as defined in the License Amendment) into escrow as provided for by the License Amendment.”

4. Termination Date. Each reference to “December 31, 2005” in Article VII of the Merger Agreement is hereby amended to read “March 31, 2006.”

5. Effect of Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

7. Entire Agreement. This Amendment, together with the Merger Agreement and the License Agreement as amended by the License Amendment, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

8. Use of Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Second Amendment to the Agreement and Plan of Reorganization by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name: Title:	Steven D. Runkel Chief Executive Officer

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